Exhibit 10(a).

                      NORWEST CORPORATION

       Performance-Based Compensation Policy for Covered
                      Executive Officers

  1. Purpose. The purpose of the "Norwest Corporation Performance-Based Compensation Policy for Covered Executive Officers" (the "Policy") is to establish one or more performance goals for payment of incentive compensation other than stock options and the maximum amount of such incentive compensation that may be paid to certain executive officers.
It is the Committee's intention that incentive compensation awarded to each Covered Executive Officer (as defined below) pursuant to the Policy for the taxable year commencing January 1, 1994 and each taxable year thereafter be deductible by the Corporation for federal income tax purposes in accordance with
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Proposed Regulations published December 20, 1993 relating thereto (the "Proposed Regulations").

  2. Covered Executive Officers. This Policy shall apply to any individual (a "Covered Executive Officer") who, on the last day of a taxable year, commencing with the taxable year beginning January 1, 1994, is (a) the chief executive officer of the Corporation or is acting in such capacity, or (b) is among the four highest compensated executive officers (other than the chief executive officer) of the Corporation. Whether an individual is the chief executive officer or among the four highest compensated executive officers shall be determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.

  3. Incentive Compensation Award/Establishment of Performance Goals. An incentive compensation award to a Covered Executive Officer pursuant to this Policy may be paid in the form of cash, stock, or restricted stock, or any combination thereof. Payment of an incentive compensation award to a Covered Executive Officer under this Policy will be contingent upon the attainment of the performance goal or goals for the Performance Period established for such Covered Executive Officer by the Committee as provided herein. The Committee shall retain the discretion to reduce the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal.

  The Committee shall establish in writing one or more performance goals to be attained (which perfomance goals may be stated as alternative performance goals) for a Performance Period for each Covered Executive Officer on or before the latest date permitted under Section 162(m) of the Code, the Proposed Regulations or in any other regulations promulgated thereunder or in rulings or advisory opinions published by the Internal Revenue Service (the "IRS"). Performance goals may be based on any one or more of the following business criteria (as defined in paragraph 4 below) as the Committee may select:

                  *  Earnings Per Share
                  *  Business Unit Net Earnings

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                  *  Return on Common Equity.

  The maximum amount of an incentive compensation award for any Performance Period to any Covered Executive Officer shall be a dollar amount not to exceed four tenths of one percent (.4%) of the Corporation's Net Income (as defined below).

  4. Definitions. For purposes of this Policy and for determining whether a particular performance goal is attained, the following terms shall have the meanings given them below:

      (a) The term "Business Unit Net Earnings" shall mean the net earnings of the business unit of the Corporation managed by a Covered Executive Officer, as determined in accordance with generally accepted accounting principles, adjusted in accordance with the Corporation's management accounting practices and conventions in effect at the beginning of the Performance Period, and as further adjusted in the same manner as provided below for Net
Income.

      (b)  The term "Earnings Per Share" shall mean the
Corporation's primary earnings per share as reported in the Corporation's consolidated financial statements for the Performance Period, adjusted in the same manner as provided below for Net Income.

      (c) The term "Net Income" shall mean the Corporation's net income for the applicable Performance Period as reported in the Corporation's consolidated financial statements, adjusted to eliminate the effect of (1) restatements of prior years' financial results relating to an acquisition accounted for as a pooling of interests; (2) losses resulting from discontinued operations; (3) extraordinary gains or losses; (4) the cumulative effect of changes in generally accepted accounting principles; and
(5) any other unusual, non-recurring gain or loss which is separately identified and quantified in the Corporation's financial statements.

      (d) The term "Performance Period" shall mean a calendar year, commencing January 1 and ending December 31.

      (e) The term "Return on Common Equity" shall mean the Net Income of the Corporation on an annualized basis less dividends paid on outstanding preferred stock, divided by the Corporation's average total common equity for the Performance Period.

  5. Applicability of Certain Provisions of the 1985 Long-Term Incentive Compensation Plan and the Employees' Deferred Compensation Plan to Incentive Compensation Awards. An incentive compensation award paid in stock or restricted stock pursuant to this policy shall be governed by the provisions (other than provisions with respect to the computation of such award) of the Corporation's 1985 Long-Term Incentive Compensation Plan. Deferral of an incentive compensation award paid in cash under this Policy shall be made pursuant to the provisions of the Corporation's Employees' Deferred Compensation Plan.

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  6.  Effective Date; Amendment and Termination.  This Policy
shall be effective as of January 1, 1994; provided, however, that no incentive compensation award shall be paid pursuant to this Policy unless this Policy has been approved by the stockholders of the Corporation. The Committee may at any time terminate, suspend, amend or modify this Policy except that stockholder approval shall be required for any amendment or modification to this Policy that, in the opinion of counsel, would be required by Section 162(m) of the Code, the Proposed Regulations, or any other regulations promulgated under the Code, or rulings or advisory opinions published by the IRS.


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